EXHIBIT 99.7

ACTIVCARD CORP.

offer to exchange

0.95 shares of its common stock for

each outstanding common share

and

0.95 shares of its common stock for

each outstanding American depositary share

of

ACTIVCARD S.A.

pursuant to the Prospectus dated May •, 2003

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,  ON JUNE •, 2003, UNLESS EXTENDED.

May •, 2003

To: Holders of American Depositary Shares of ActivCard S.A.:

ActivCard Corp., a Delaware corporation (“ActivCard Corp.”), is offering to exchange:

•	0.95 shares of ActivCard Corp. common stock (rounded down to the nearest whole number) for each ActivCard S.A. common share that is validly tendered in the exchange offer and that is accepted by ActivCard Corp.;

•	0.95 shares of ActivCard Corp. common stock (rounded down to the nearest whole number) for each ActivCard S.A. ADS that is validly tendered in the exchange offer and that is accepted by ActivCard Corp; and

•	a cash payment equal to the fair market value of any fractional shares of ActivCard Corp. common stock that you would otherwise receive in the exchange offer.

This exchange offer is made on the terms and is subject to the conditions set forth in our prospectus dated May •, 2003 (the “Prospectus”) and the accompanying Form of Acceptance for the common shares and Letter of Transmittal for the ADSs. We encourage you to read these materials carefully before making any decision with respect to the exchange offer.

Subject to the terms and conditions of the exchange offer, we will accept all ActivCard S.A. common shares and ActivCard S.A. ADSs that are tendered in the exchange offer and not withdrawn before the Expiration Date (as defined below). We reserve the right to extend, amend or terminate the exchange offer. Any common shares or ADSs not accepted for exchange for any reason will be returned to you as soon as practicable.

The enclosed Prospectus and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery are being forwarded to you as the holder of ActivCard S.A. ADSs. If you wish to tender your ADSs in the exchange offer, you should complete and sign the Letter of Transmittal and deliver it, together with the ADRs representing your ActivCard S.A. ADSs and any other required documents, to The Bank of New York, as the U.S. Exchange Agent for the exchange offer, at the address set forth in the Letter of Transmittal. This delivery must be received by the U.S. Exchange Agent before 12:00 midnight, New York City time, on June •, 2003, or such later date as the exchange offer may be extended (the “Expiration Date”). You may also tender your ActivCard S.A. ADSs by contacting your broker and instructing such broker to tender your ADSs by book-entry transfer to the account of the U.S. Exchange Agent, as described in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging ADSs—Book-entry transfer.” Such book-entry transfer procedures must be completed before the Expiration Date.

We have announced the exchange offer in order to acquire the minority interest in ActivCard S.A. and in order to provide the holders of ActivCard S.A. securities with a more liquid security. For more information, see “The Exchange Offer—Purpose and reasons for the exchange offer” in the Prospectus.

The board of directors of each of ActivCard S.A. and ActivCard Corp. unanimously supports the exchange offer and recommends that you tender your ActivCard S.A. securities in the exchange offer for shares of ActivCard Corp. common stock so that we may complete the change in domicile. Our obligation to complete the exchange offer is subject to the satisfaction or waiver of certain closing conditions.

If you have any questions regarding the exchange offer or need assistance in tendering your ActivCard S.A. ADSs, please contact Innisfree M&A Incorporated, the information agent, at the telephone numbers set forth in the Prospectus. Additional copies of the enclosed materials may be obtained from the information agent.

Very truly yours,

ACTIVCARD CORP.

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